Exhibit 99.1

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6100 Fax 913 696 6116 News Release

YRC Worldwide Updates 2017 Financial Projections

OVERLAND PARK, Kan., October 18, 2017 — YRC Worldwide Inc. (NASDAQ: YRCW) announced that it has updated the projected financial information for full-year 2017 that was provided as part of the process to extend the Company’s Term Loan Credit Agreement. The Company is also providing preliminary financial results for third quarter 2017.

The primary factors contributing to the update include:

•	The occurrence of significant weather during the third quarter 2017;

•	A shortage of revenue equipment;

•	Higher than expected purchased transportation expense;

•	Higher than anticipated maintenance expense;

•	Higher than expected employee overtime; and

•	Underperformance by one of the Regional operating companies.

“We are updating the financial projections now that we have a preliminary view of our third quarter 2017 results,” said James Welch, chief executive officer of YRC Worldwide. “Hurricanes Harvey and Irma impacted operations at YRC Freight and Holland during the third quarter leading to the temporary closing or limited operations at 28 terminals. The hurricanes also had a cascading effect on the networks that delayed the delivery of shipments and unfavorably impacted productivity over roughly a five-week period. Additionally, we incurred costs associated with relocating revenue equipment to the impacted facilities as well as incurring employee overtime in order to properly initiate recovery efforts in response to these extraordinary weather events. While it is difficult to fully quantify the lost revenue and incremental costs associated with these natural disasters, they have had an unfavorable impact on our results. As we move into 2018, we expect the recovery and restoration efforts to contribute to an already positive economic environment.

“We have also been adversely impacted by higher than expected purchased transportation expense in the third quarter primarily attributable to a shortage of revenue equipment. The impact has been more acute as capacity has tightened more quickly than anticipated across the trucking sector. The shortage of revenue equipment has led to higher than expected local purchased transportation and short-term rental expense and an increase in maintenance expense on the existing fleet. The onboarding of new revenue equipment in 2017 has been weighted towards later in the year as the Company focused on successfully amending and extending the term loan. We expect to take delivery of more than 800 new tractors and 2,400 new trailers in fourth quarter 2017 and first quarter 2018 which we anticipate to help mitigate the increase in purchased transportation and maintenance expense.

“Finally, we recently named Howard Moshier as President of New Penn. He most recently served as Senior Vice President of Operations at YRC Freight and we look forward to working with him in his new capacity. We continue to believe in the strength of New Penn and in its reputation for exemplary customer service,” concluded Welch.

For the three months ended September 30, 2017, the Company expects to report consolidated operating revenue of approximately $1.25 billion and consolidated operating income of approximately $40 million. The Company also expects to report Adjusted EBITDA of approximately $81 million.

For full-year 2017, the Company continues to project consolidated operating revenue of approximately $4.8 billion to $5.0 billion. The projected full-year 2017 consolidated projected operating income has been lowered from approximately $150 million to $170 million to approximately $100 million to $120 million. The Company also lowered the projected Adjusted EBITDA from approximately $320 million to $340 million to approximately $280 million to $300 million. Investment in capital expenditures and new operating leases for revenue equipment continues to be projected to equal 6% to 8% of operating revenue in 2017.

Cautionary Statement

Although the third quarter 2017 ended September 30, 2017, the financial and operational information included in this news release reflects management’s estimate of results based on currently available information. There can be no assurance that these estimates will be realized, and estimates are subject to risks and uncertainties, many of which are not within the Company’s control. Accordingly, you should not place undue reliance upon this preliminary financial and operational information.

Third Quarter 2017 Earnings Conference Call

On Thursday, November 2, 2017, at 4:30 p.m. ET, company executives will host a conference call with the investment community to discuss third quarter 2017 financial results. Third quarter earnings will be released the same day, Thursday, November 2, 2017, following the close of the market.

The call will be webcast and can be accessed live or as a replay via YRC Worldwide’s website www.yrcw.com.

Non-GAAP Financial Measures

In this Current Report on Form 8-K, the Company refers to certain financial measures that are not prepared in accordance with the United States generally accepted accounting principles (GAAP). Adjusted EBITDA, which is defined as “Consolidated EBITDA” under the Term Loan Agreement, is a non-GAAP measure that reflects Company’s earnings before interest, taxes, depreciation, and amortization expense, and further adjusts for letter of credit fees, equity-based compensation expense, net gains or losses on property disposals, restructuring professional fees, nonrecurring consulting fees, expenses associated with certain lump sum payments to the Company’s union employees and gains or losses from permitted dispositions and discontinued operations, among other items, as defined in the Company’s credit facilities. Adjusted EBITDA is used for internal management purposes as a financial measure that reflects the Company’s core operating performance. In addition, management uses Adjusted EBITDA to measure compliance with financial covenants in the Company’s credit facilities and to pay certain executive bonus compensation. We believe our presentation of Adjusted EBITDA is useful to investors and other users as this measure represents key supplemental information our management uses to compare and evaluate our core underlying business results both on a consolidated basis and across our business segments, particularly in light of our leverage position and the capital-intensive nature of our business. Further, Adjusted EBITDA helps investors to understand how the company is tracking against our financial covenants in our term loan credit agreement as this measure is calculated as prescribed in our term loan credit agreement and serves as a driving component of key financial covenants. However, these financial measures should not be construed as better measurements than net income, as defined GAAP. Adjusted EBITDA has the following limitations:

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to fund restructuring professional fees, nonrecurring consulting fees, letter of credit fees, service interest or principal payments on our outstanding debt or lump sum payments to the Company’s union employees required under the ratified Memorandum of Understanding;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements;

•	Equity-based compensation is an element of the Company’s long-term incentive compensation package, although Adjusted EBITDA excludes employee equity-based compensation expense when presenting the Company’s ongoing operating performance for a particular period; and

•	Other companies in the Company’s industry may calculate Adjusted EBITDA differently than it does, limiting its usefulness as a comparative measure.

Because of these limitations, the Company’s non-GAAP measures, including Adjusted EBITDA, should not be considered a substitute for performance measures calculated in accordance with GAAP. The Company compensates for these limitations by relying primarily on its GAAP results and using its non-GAAP measures as secondary measures.

The following table provides a reconciliation of approximate operating income to approximate Adjusted EBITDA for the three months ending September 30, 2017.

Three Months Ended September 30, 2017

(in thousands)
Reconciliation of operating income to Adjusted EBITDA:
Operating income	$40,000
Depreciation and amortization	37,000
Losses on property disposals, net	1,000
Letter of credit expense	2,000
Permitted dispositions and other	—
Equity-based compensation expense	1,000
Other, net	—

Adjusted EBITDA	$81,000

The following table provides a reconciliation of projected operating income to projected Adjusted EBITDA for the twelve months ending December 31, 2017.

Twelve Months Ended December 31, 2017

	Low	High
(in thousands)
Reconciliation of operating income to Adjusted EBITDA:
Operating income	$100,000	$120,000
Depreciation and amortization	150,000	150,000
Losses on property disposals, net	5,000	5,000
Letter of credit expense	7,000	7,000
Permitted dispositions and other	1,000	1,000
Restructuring professional fees	2,000	2,000
Equity-based compensation expense	6,000	6,000
Other, net	9,000	9,000

Adjusted EBITDA	$280,000	$300,000

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Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “will,” “expect,” “intend,” “anticipate,” “believe,” “could,” “would,” “should,” “may,” “project,” “forecast,” “propose,” “plan,” “designed,” “enable,” and similar expressions which speak only as of the date the statement was made are intended to identify forward-looking statements. Forward-looking statements are inherently uncertain, are based upon current beliefs, assumptions and expectations of Company management and current market conditions, and are subject to significant business, economic, competitive, regulatory and other risks, uncertainties and contingencies, known and unknown, many of which are beyond our control. Our future financial condition and results could differ materially from those predicted in such forward-looking statements because of a number of factors, including (without limitation): general economic factors; business risks and increasing costs associated with the transportation industry; competition and competitive pressure on pricing; the risk of labor disruptions or stoppages; increasing pension expense and funding obligations; increasing costs relating to our self-insurance claims expenses; our ability to finance the maintenance, acquisition and replacement of revenue equipment and other necessary capital expenditures; our ability to comply and the cost of compliance with, or liability resulting from violation of, federal, state, local and foreign laws and regulations; impediments to our operations and business resulting from anti-terrorism measures; the impact of claims and litigation expense to which we are or may become exposed; failure to realize the expected benefits and costs savings from our performance and operational improvement initiatives; our ability to attract and retain qualified drivers and increasing costs of driver compensation; privacy breach or IT system disruption; risks of operating in foreign countries; our dependence on key employees; seasonality; changes in the cost of fuel or the index upon which we base our fuel surcharge and the effectiveness of our fuel surcharge program in protecting us against fuel price volatility; our ability to generate sufficient liquidity to satisfy our cash needs and future cash commitments, including (without limitation) our obligations related to our indebtedness and lease and pension funding requirements, and our ability to achieve increased cash flows through improvement in operations; limitations on our operations, our financing opportunities, potential strategic transactions, acquisitions or dispositions resulting from restrictive covenants in the documents governing our existing and future indebtedness; our failure to comply with the covenants in the documents governing our existing and future indebtedness; fluctuations in the price of our common stock; dilution from future issuances of our common stock; our intention not to pay dividends on our common stock; that we have the ability to issue preferred stock that may adversely affect the rights of holders of our common stock; and other risks and contingencies, including (without limitation) the risk factors that are included in our reports filed with the SEC, including those described under “Risk Factors” in our annual report on Form 10-K and quarterly reports on Form 10-Q.

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About YRC Worldwide

YRC Worldwide Inc., headquartered in Overland Park, Kan., is the holding company for a portfolio of less-than-truckload (LTL) companies including YRC Freight, YRC Reimer, Holland, Reddaway, and New Penn. Collectively, YRC Worldwide companies have one of the largest, most comprehensive LTL networks in North America with local, regional, national and international capabilities. Through their teams of experienced service professionals, YRC Worldwide companies offer industry-leading expertise in flexible supply chain solutions, ensuring customers can ship industrial, commercial and retail goods with confidence.

Please visit our website at www.yrcw.com for more information.

Investor Contact:	Tony Carreño
913-696-6108
investor@yrcw.com

Media Contact:	Mike Kelley
916-696-6121
mike.kelley@yrcw.com

SOURCE: YRC Worldwide

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